Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Park Bancorp, Inc. David A. Remijas President/CEO (630) 969-8900	May 13, 2008

Park Bancorp, Inc.

First Quarter 2008 Earnings

Chicago, IL—Park Bancorp, Inc. (“Company”), (NASDAQ-PFED), the holding company for Park Federal Savings Bank, announced earnings for the quarter ended March 31, 2008.

The net loss was ($37,000), or ($.03) per share, for the three months ended March 31, 2008, compared to net loss of ($8,000), or ($.01) per share, for the same period in 2007. The change was due to a decrease in net interest income offset by a decrease in non-interest expense.

Net interest income before provision for loan losses decreased to $1.2 million for the three months ended March 31, 2008, compared to $1.4 million for the corresponding three month period in 2007. Total interest income decreased to $2.9 million for the quarter ended March 31, 2008 compared to $3.0 million for the corresponding quarter ended March 31, 2007 due to a decrease in interest-earning assets and lower yields. Total interest expense remained at $1.6 million for the three months ended March 31, 2008 and for the corresponding quarter ended March 31, 2007.

Non-interest income increased to $133,000 for the quarter ended March 31, 2008, from $129,000 for the quarter ended March 31, 2007.

Non-interest expense decreased to $1.5 million for the quarter ended March 31, 2008 from $1.6 million for the same period in 2007. The change was due to decreases in compensation costs and occupancy expense.

Total assets at March 31, 2008 were $224.2 million, compared to $220.1 million at December 31, 2007. The change was due to an increase in securities offset by decreases in loans receivable and interest bearing deposits.

The loan portfolio decreased to $144.1 million at March 31, 2008 from $146.0 million at December 31, 2007. During the same period, nonperforming assets increased to $3.0 million, or 1.33% of total assets, from $2.6 million, or 1.20% of total assets.

Deposit accounts increased to $142.8 million at March 31, 2008 from $137.0 million at December 31, 2007. The change was due to increases in certificate of deposits, money markets and checking accounts.

Borrowings decreased to $48.0 million at March 31, 2008 from $49.4 million at December 31, 2007. The change was attributable to a decrease in Federal Home Loan Bank advances.

Stockholders’ equity at March 31, 2008 was $29.9 million, which is equivalent to 13.36% of total assets. Book value at March 31, 2008 was $25.46 per share. The decrease in stockholders equity from December 31, 2007 was attributable to the net loss, the repurchase of 9,005 shares at an average price of $26.05 and dividends paid of $213,000 offset by an unrealized gain on securities available for sale of $98,000.

Park Federal Savings Bank was founded in 1921 and operates three offices in the Chicago area.

Forward-Looking Information

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended) which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including policies of the U.S. Treasury and the Federal Reserve Board, the quality or composition of the Company’s loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company’s market area, the possible short-term dilutive effect of potential acquisitions, and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward-looking statements and undue reliance should not be placed on such statements.

Park Bancorp, Inc.

Consolidated Financial Highlights (unaudited)

Dollars in thousands (except for book value and earnings per share)

	March 31, 2008	December 31, 2007	March 31, 2007
Selected Financial Data:
Total assets	$224,195	$220,052	$220,813
Loans receivable, net	144,060	146,037	148,402
Interest bearing deposits	11,428	13,339	5,926
Securities	45,343	39,205	46,038
Deposits	142,785	136,974	140,414
Borrowings	47,960	49,373	45,311
Total stockholders' equity	29,945	30,277	31,601
Book value per share[1]	25.46	25.61	26.09

Non-accrual loans	$358	$190	$1,978
Real estate owned	2,621	2,449	2,443
Non-performing assets	2,979	2,639	4,421
Non-performing assets to total assets	1.33%	1.20%	2.00%
Allowance for loan loss	$618	$640	$628
Allowance for loan loss to gross loans receivable	.43%	.43%	.42%

1 Book value per share represents stockholders' equity divided by outstanding shares exclusive of unearned ESOP shares.

	Three Months Ended Mar. 31, 2008	Three Months Ended Mar. 31, 2007
Selected Operating Data:
Interest income	$2,870	$3,005
Interest expense	1,622	1,619

Net interest income before provision for loan loss	1,248	1,386
Provision for loan losses	0	0

Net interest income after provision for
loan losses	1,248	1,386
Non-interest income	133	129
Non-interest expense	1,475	1,573

Income before income taxes	(94)	(58)
Income tax expense	(57)	(50)

Net income	(37)	(8)

Basic earnings per share	$(0.03)	$(0.01)
Diluted earnings per share	$(0.03)	$(0.01)

Selected Performance Ratios:
Return on average assets	-0.07%	-0.01%
Return on average equity	-0.49%	-0.11%
Average equity to average assets	13.56%	13.64%
Equity to total assets at end of period	13.36%	14.31%
Average interest rate spread	2.31%	2.49%
Net interest margin	2.50%	2.73%
Average interest-earning assets to average interest-bearing liabilities	105.98%	107.59%
Non-interest expense to average assets	2.65%	2.82%